Form of Notice of Acceptance of Tender

[    ], 2023

Dear Investor:

Regarding your investment in the Alpha Core Strategies Fund

Please be advised of the following details concerning your redemption from the Alpha Core Strategies Fund as of [    ], 2023:

Name of Redeeming Investor:        [Investor Name]

Amount of Redemption:      $[    ]

Should you have any questions or require additional information, please contact your Northern Trust representative or:

50 South Capital Advisors, LLC on behalf of the Alpha Core Strategies Fund

Tel 312-557-1998

Email 50southsubdocs@50southcapital.ntrs.com